Exhibit 10.1

Execution Version

BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 3 Times Square New York, New York 10036

CONFIDENTIAL

March 3, 2017

Resolute Energy Corporation

1700 Lincoln, Suite 2800

Denver, Colorado 80203

Resolute Energy Corporation

$100.0 Million Bridge Facility

Commitment Letter

Ladies and Gentlemen:

Resolute Energy Corporation (the “Borrower” or “you”) has advised Bank of Montreal (“BMO”) and BMO Capital Markets Corp. (“BMOCM” and, together with BMO and our affiliates,  the “Commitment Parties”, “we” or “us”) that you seek a senior unsecured bridge credit facility in an amount anticipated to be up to $100.0 million (the “Bridge Facility”) and to consummate the other transactions described on Exhibit A hereto (the “Transactions”).  Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments

In connection with the Transactions, BMO is pleased to advise you of its commitment to provide 100% of the aggregate amount of the Bridge Facility upon the terms and conditions set forth in this letter and Exhibit B hereto (together with the Conditions Precedent to the Closing attached hereto as Exhibit C, the “Term Sheet”).

2.	Titles and Roles

It is agreed that (i) BMOCM will act as sole lead arranger and sole bookrunner for the Bridge Facility (acting in such capacities, the “Lead Arranger”) and (ii) BMO will act as sole administrative agent for the Bridge Facility.

It is further agreed that BMOCM will have “left” placement in any marketing materials or other documentation used in connection with the Bridge Facility.  You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letter referred to below) will be paid in connection with the Bridge Facility unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-

arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Bridge Facility than the Commitment Parties).

3.	Syndication

We reserve the right to syndicate, at any time and in our sole discretion, the Bridge Facility to a group of lenders identified by us in consultation with you and reasonably acceptable to the Lead Arranger and you (your consent not to be unreasonably withheld, conditioned or delayed) (together with BMO, the “Lenders”); provided that, notwithstanding the Lead Arranger’s right to syndicate the Bridge Facility and receive commitments with respect thereto, it is agreed that (a) any syndication of, or receipt of commitments in respect of, all or any portion of any Commitment Party’s commitments hereunder prior to the initial funding under the Bridge Facility on the Closing Date (as defined in Exhibit A hereto) shall not be a condition to any Commitment Party’s commitments nor reduce or release any Commitment Party from its commitments or obligations hereunder with respect to any of the Bridge Facility until the initial funding of the Bridge Facility on the Closing Date and (b) unless you otherwise agree in writing, which consent shall not be unreasonably withheld, no syndication, assignment or other transfer shall become effective with respect to any portion of any Commitment Party’s commitments in respect of the Bridge Facility until the initial funding of the Bridge Facility on the Closing Date.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter (referred to below), but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood and agreed that (i) obtaining the ratings referenced below shall not constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date but may be a post-closing obligation of the Credit Documentation and (ii) none of the commencement or the completion of the syndication of the Bridge Facility or the receipt of any commitment in connection therewith shall constitute a condition precedent to the availability or initial funding of the Bridge Facility on the Closing Date or at any time thereafter and that the commitments hereunder or the funding of the Bridge Facility on the Closing Date are not subject to syndication of the Bridge Facility.

The Lead Arranger intends to commence syndication efforts promptly, and you agree actively to assist (and to use your commercially reasonable efforts to cause the Acquired Business to actively assist) the Lead Arranger in completing a syndication reasonably satisfactory to the Lead Arranger and you.  Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’ existing banking relationships, (B) direct contact between your senior management and advisors and the proposed Lenders (and using your commercially reasonable efforts to ensure such contact between senior management of the Acquired Business and the proposed Lenders, subject to your rights set forth in the Purchase Agreement), in all such cases upon reasonable advance notice and at times and locations to be mutually agreed upon, (C) your preparing and providing to the Lead Arranger (and using commercially reasonable efforts to cause the Acquired Business to prepare and provide) all information with respect to you and the Acquired Business and the Acquisition, including all financial information and Projections (as defined below), as the Lead Arranger may reasonably request in connection with the arrangement and syndication of the Bridge Facility, subject to the limitations on your rights to request information concerning the Acquired Business set forth in the Purchase Agreement and your assistance (and using your commercially reasonable efforts to cause the Acquired Business to assist) in the preparation of one or more customary confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), subject to the limitations on your rights to request information concerning the Acquired Business set forth in the Purchase Agreement and your assistance, (D) your hosting, with the Lead Arranger, of one or more meetings, as needed (or, if you and we agree, a conference call in lieu of such meetings) of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the officers of the Acquired Business to be available for such meetings), subject to the limitations on your rights set forth in the Purchase Agreement (E) your using your commercially reasonable efforts to obtain (x) and updated corporate credit and/or corporate family ratings for the Borrower and (y) ratings for the Senior Unsecured Notes (as defined in Exhibit A) from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) as soon as practicable and in any event prior to the marketing, if any, for the Senior Unsecured Notes and (F) your ensuring that, until the date that is 90 days following the Closing Date, there is no competing offering, placement, arrangement or syndication of any debt securities (other than the Senior Unsecured Notes) or bank financing (other than the Bridge Facility or any bank financing of the Borrower under the Existing Revolver (as defined in the Fee Letter referred to below)) or announcement thereof (other than the Secured Unsecured Notes and/or the Bridge Facility) by or on behalf of you or the Acquired Business and its affiliates, in each case, that could reasonably be expected to materially impair the primary syndication of the Bridge Facility (it being understood that (i) borrowings by the Borrower  under the Existing Revolver and (ii) the Borrower’s and its subsidiaries’ and the Acquired Business’ ordinary course capital lease and purchase money equipment financings will not materially impair the primary syndication of the Bridge Facility).  Upon the request of the Lead Arranger, you will use your commercially reasonable efforts to cause the Acquired Business to furnish, for no fee, to the Lead Arranger an electronic version of the Acquired Business’ trademarks, service marks and corporate logo for use in marketing materials for the purpose of facilitating the syndication of the Bridge Facility (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred.  You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Bridge Facility. Subject to the provisions above, the Lead Arranger will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and each Commitment Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Bridge Facility (including in connection with determining the terms of the Bridge Facility) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. Additionally, the Borrower acknowledges and agrees that, as a Lead Arranger, BMOCM is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and BMOCM shall have no responsibility or liability to the Borrower with respect thereto.  Any review by the Commitment Parties of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Borrower.  The Borrower agrees that it will not assert any claim against the Commitment Parties based on an alleged breach of fiduciary duty by such Lead Arranger in connection with this Commitment Letter and the transactions contemplated hereby.

At the request of the Commitment Parties, you agree to assist in the preparation of a customary version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, the Acquired Business and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Acquired Business and its affiliates, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws or that would reasonably be expected to be included in an offering memorandum for an offering of high yield debt securities under

Rule 144A concurrent with the syndication of the Bridge Facility (such information, “Non-MNPI”).  Such Public Versions, together with any other information prepared by you or the Acquired Business or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”).  You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Bridge Facility, (b) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Bridge Facility may be distributed to Public Side Lenders.  You acknowledge that the Commitment Parties’ public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Bridge Facility has been completed upon the making of allocations by the Lead Arranger and the Lead Arranger freeing the Bridge Facility to trade or (ii) in violation of any confidentiality agreement between you and the Commitment Parties.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI.  Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

4.	Information

You hereby represent and warrant that (with respect to any information relating to the Acquired Business, to your knowledge) (a) all written information (including all Information Materials), other than the Projections, other forward-looking information and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the written financial projections and other forward-looking written information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of you and the Acquired Business, that no assurance can be given that any particular projection will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material).  You agree that if, at any time prior to the Closing Date and thereafter until completion of our syndication efforts, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to information relating to the Acquired Business) if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will (or, with respect to the Information and Projections relating to the Acquired Business, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Acquired Business, to your knowledge) such representations when remade would be correct (to your knowledge with respect to information relating to the Acquired Business), in all material respects, under those circumstances on such date.  You understand that in arranging and syndicating the Bridge Facility we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.	Conditions

The Commitment Parties’ commitments and agreements hereunder are subject to the conditions set forth in this Section 6, in Exhibit B under the heading “CERTAIN CONDITIONS – Conditions Precedent” and Exhibit C.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Credit Documentation (as defined in Exhibit B) to the contrary, (a) the only representations relating to you and your subsidiaries and the Acquired Business and yours and their respective businesses, the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (i) such of the representations made by and on behalf of the Acquired Business in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your (or your affiliate’s) obligations to close under the Purchase Agreement or you have (or your affiliate has) the right to terminate your (or its) obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), in the case of clauses (i) and (ii) in all material respects, except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects, and (b) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the funding for the Bridge Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied.  For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to the organizational existence and qualification of the Loan Parties (as defined in the Term Sheet); organizational power and authority of the Loan Parties,  as it relates to the due authorization, execution, delivery and performance of the relevant Credit Documentation by the Loan Parties and the obligations thereunder, and enforceability as it relates to the entering into and performance of the relevant Credit Documentation against the Loan Parties and the obligations there under; no conflicts of the Credit Documentation with the organizational documents, material agreements or applicable laws of the relevant Loan Parties; solvency (on a consolidated basis as of the Closing Date and after giving effect to the Transactions) of the Borrower and its subsidiaries taken as a whole; Federal Reserve margin regulations; the Investment Company Act; the status of the Bridge Facility and the guaranties thereof as senior debt; the PATRIOT Act; and use of proceeds (including not in violation of FCPA and laws applicable to sanctioned persons, entities and nations, including OFAC), and compliance with applicable laws generally.  Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, the only conditions to availability of the Bridge Facility on the Closing Date are set forth on Exhibit B under the heading “CERTAIN CONDITIONS – Conditions Precedent” and Exhibit C.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.  Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Bridge Facility, the Lead Arranger will cooperate with you as reasonably requested and commercially feasible in coordinating the timing and procedures for the funding of the Bridge Facility in a manner consistent with the Purchase Agreement.

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and its and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Bridge Facility, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to (A) losses, claims, damages, liabilities or related expenses to the extent (i) they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (x) the willful misconduct or gross negligence of such indemnified person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”) or (y) the material breach of the obligations of such indemnified person or any of  its Related Parties under the Commitment Letter or Fee Letter or (ii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person other than any Proceeding against any indemnified person in its capacity or in fulfilling its role as the Administrative Agent or Lead Arranger or similar role under the Bridge Facility or (B) any settlement entered into by such indemnified person without your written consent (such consent not to be unreasonably withheld) and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Party and its affiliates for all reasonable out-of-pocket expenses that have been invoiced prior to the Closing Date or following termination or expiration of the commitments hereunder (including reasonable and documented due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of counsel) incurred in connection with the Bridge Facility and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that BMO shall be liable solely in respect of its own commitment to the Bridge Facility on a several, and not joint, basis with any other party which may commit to the Bridge Facility.  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person (or any of its Related Parties).  None of the indemnified persons or you, the Acquired Business or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Bridge Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

8.	Sharing of Information, Affiliate Activities

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  The Commitment Parties will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and the Commitment Parties will not furnish any such information to other companies.  You also acknowledge that each Commitment Party has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by the Commitment Parties or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and those of the Acquired Business, in each case on a confidential and need-to-know basis, (provided that any disclosure of the Fee Letter or its terms or substance to the Acquired Business or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any prospectus or offering memoranda relating to the Senior Unsecured Notes, in any syndication or other marketing material in connection with the Bridge Facility or in connection with any public filing requirement, (d) the Term Sheet may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition, the Bridge Facility and the Senior Unsecured Notes, (e) the Term Sheet may be disclosed to any rating agency in connection with obtaining ratings for the Borrower and/or the Bridge Facility, (f) you may disclose this Commitment Letter  (but not the Fee Letter) after your acceptance of hereof and thereof, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (g) you may disclose the existence of this Commitment Letter and the contents thereof (but not the Fee Letter) in any press or other public release relating to the Transactions.

The Commitment Parties shall use all nonpublic information received by it in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) subject to your prior approval of the information to be disclosed (not to be unreasonably withheld), to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case the Commitment Parties shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory or self-regulatory authority having jurisdiction over the a Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent commercially practicable and permitted by law, in each case as determined by the Commitment  Parties in their sole discretion,  notify you in advance thereof ), (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Parties (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, provided that such Commitment Party shall be responsible for its Representatives’ compliance with this paragraph if the Commitment Party control’s such Representative, (f) to any of their respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Acquisition and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by a Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) for purposes of establishing a “due diligence” defense and (i) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of the Lead Arranger or customary market standards for dissemination of such type of information, which may require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. The provisions of this paragraph shall automatically terminate one year following the date of this Commitment Letter.

10.	Miscellaneous

This Commitment Letter shall not be assignable by you (except to one or more of your subsidiaries immediately prior to or otherwise substantially concurrently with the consummation of the Acquisition) without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.  Each Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Parties.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.  You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court.  You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.  You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.

The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), they are required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Parties and each Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder (including the occurrence of the Borrower Termination Date (as defined below); provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Documentation has comparable provisions with comparable coverage.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on March 3, 2017.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  In the event that the initial borrowing under the Bridge Facility does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension.  “Expiration Date” means the earliest of (i) June 15, 2017, (ii) the closing of the Acquisition without the use of the Bridge Facility and (iii) the termination of the Purchase Agreement prior to closing of the Acquisition.  Notwithstanding the foregoing, this Commitment Letter may be terminated by the Borrower, in its sole discretion, on the date that is five business days (the “Borrower Termination Date” after the Borrower provides written notice thereof to the Commitment Parties; provided, that, such termination shall not be effective until BMO has received payment of the Bridge Commitment Fee, in the amount set forth in the Fee Letter.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANK OF MONTREAL

By:	/s/ Thomas Dale
Name: Thomas Dale

Title: Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Thomas Dale
Name: Thomas Dale

Title: Managing Director

Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

RESOLUTE ENERGY CORPORATION

By:	/s/ Theodore Gazulis
Name: Theodore Gazulis
Title: Executive Vice President and Chief Financial Officer

Commitment Letter Signature Page

EXHIBIT A

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, and C thereto.

Pursuant to the terms of that certain Purchase and Sale Agreement dated as of the date of the Commitment Letter, among Resolute Natural Resources Southwest, LLC, a wholly-owned subsidiary of the Borrower, CP Exploration II, LLC (“CP Exploration”) and Petrocap CPX, LLC (together with CP Exploration, the “Sellers”) (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Purchase Agreement”), the Borrower will acquire (the “Acquisition”) the assets described therein (the “Acquired Business”).

In connection with the Acquisition, the Borrower may, at its option, finance such Acquisition with the proceeds of a revolver borrowing under the Existing Revolver, the private or public sale of equity, incurrence of other debt or in the manner described in (a) below:

(a)  To the extent the Borrower so chooses, the Borrower may either (i) issue and sell senior unsecured notes (the “Senior Unsecured Notes”) in a public offering or in a Rule 144A or other private placement on the Closing Date yielding at least $100.0 million in gross cash proceeds on or prior to the Closing Date, or (ii) if and to the extent the Borrower does not, or it is unable to, issue Senior Unsecured Notes yielding at least $100.0 million in gross cash proceeds on or prior to the Closing Date, obtain at least $100.0 million, less the amount of the Senior Unsecured Notes, if any, issued on or prior to the Closing Date, in loans under a new senior unsecured bridge facility as described in Exhibit B (the “Bridge Facility”).

(b)  The proceeds, if any, of the Bridge Facility and the Senior Unsecured Notes on the Closing Date will be applied to pay the cash consideration for the Acquisition and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

The transactions described in (a) and (b) above are collectively referred to herein as the “Transactions”.  For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit C and the initial funding of the Bridge Facility.

EXHIBIT B

Resolute Energy Corporation

$100.0 Million Bridge Facility
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Bridge Facility.  Capitalized terms used but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and Exhibits A and C attached thereto.

1. PARTIES

Borrower:	Resolute Energy Corporation (the “Borrower”)
Guarantors:

Each of the Borrower’s direct and indirect, existing and future, wholly-owned domestic subsidiaries, provided that any restricted subsidiary that shall guarantee indebtedness of the Borrower under any other bank credit facility shall become a guarantor (collectively the “Guarantors”; together with the Borrower, the “Loan Parties”).

Ranking:

The Initial Bridge Loans and Extended Term Loans (collectively, the “Bridge Loans”) will rank pari passu with other existing and future senior indebtedness of the Borrower and will rank senior to any future subordinated indebtedness.  The Initial Bridge Loans and Extended Term Loans will rank junior to the secured indebtedness of the Borrower to the extent of the value of the collateral securing such indebtedness.

Sole Lead Arranger and

Sole Bookrunner:	BMO Capital Markets Corp. (in such capacity, the “Lead Arranger”).
Administrative Agent:	Bank of Montreal (in such capacity, the “Administrative Agent”) will act as the Administrative Agent for the Lenders holding the Initial Bridge Loans (as defined below) from time to time.
Lenders:

A syndicate of banks, financial institutions and other entities arranged by the Lead Arranger (including BMO) identified by the Lead Arranger in consultation with the Borrower, and reasonably acceptable to the Borrower to the extent provided under “Assignment and Participation” (collectively, the “Lenders”).

2. TYPE AND AMOUNT OF BRIDGE FACILITY

Initial Bridge Loans:

The Lenders will make senior unsecured loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed $100.0 million minus the amount of gross proceeds from the Senior Unsecured Notes available on the Closing Date.

Availability:	The Lenders will make the Initial Bridge Loans on the Closing Date.
Use of Proceeds:	The proceeds of the Initial Bridge Loans will be used to finance in part the Transactions.
Maturity/Exchange:

The Initial Bridge Loans will initially mature on the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), with such maturity to be extended as provided below.  If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no bankruptcy (with respect to the Borrower) event of default then exists, such Initial Bridge Loans shall automatically be extended to the eighth anniversary of the Closing Date (the “Extended Term Loans”).  The Lenders in respect of such Extended Term Loans will have the option at any time or from time to time after the Initial Bridge Loan Maturity Date to receive Exchange Notes (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I; provided that a Lender may not elect to exchange its outstanding Extended Term Loans for Exchange Notes unless the conditions set forth in Annex I under “Principal Amount” have been satisfied.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.
Interest:

Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to the Adjusted LIBOR (as defined below) plus 525 basis points (the “Initial Margin”).  Such spread over Adjusted LIBOR will increase by 50 basis points at the end of each three-month period after the Closing Date.  Notwithstanding the foregoing, the interest rate in effect on the Initial Bridge Loans at any time prior to the Initial Bridge Loan Maturity Date shall not exceed an amount that causes the weighted average per annum yield to maturity payable by the Borrower with respect to the Bridge Facility and the Securities (as defined in the Fee Letter) (calculated in accordance with the Fee Letter) to exceed the Weighted Average Bridge Cap (as defined in the Fee Letter).  At any time when the Borrower is in default in the payment of any amount under the Bridge Facility, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto.
Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” for each three-month period after the Closing Date, means the greater of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for such three-month period appearing on the LIBOR01 Page published by Reuters two business days prior to the commencement of such period.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Bridge Loans, at the end of each three-month period after the Closing Date and on the Initial Bridge Loan Maturity Date, and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Bridge Loan Maturity Date and on the final maturity date.

3.CERTAIN PAYMENT PROVISIONS

Optional Prepayment:

The Initial Bridge Loans may be prepaid, in whole or in part in minimum amounts to be agreed, at the option of the Borrower, at any time upon three business days’ prior notice, at par plus accrued and unpaid interest.

Mandatory Redemption:

The Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in each case subject to exceptions and baskets to be agreed, from 100% of (i) net cash proceeds of the issuance of the Senior Unsecured Notes and any other indebtedness, (ii) net cash proceeds from any issuance of equity, and (iii) net cash proceeds of all non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries in excess of amounts either reinvested pursuant to terms to be agreed.

The Borrower will also be required to make a mandatory offer to prepay Initial Bridge Loans following the occurrence of a change of control (to be defined) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

4.CERTAIN CONDITIONS

Conditions Precedent:

The availability of the borrowing under the Bridge Facility on the Closing Date shall only be subject to the Limited Conditionality Provisions and the applicable conditions set forth in Exhibit C to the Commitment Letter.

5.DOCUMENTATION

Credit

Documentation:

The definitive documentation for the Bridge Facility (the “Credit Documentation”) shall contain those terms and conditions usual for facilities and transactions of this type as may be reasonably agreed by the Lead Arranger, the Lenders and the Borrower.

Representations and

Warranties:

Usual for facilities and transactions of this type, and others as reasonably agreed by the Lead Arranger, the Lenders and the Borrower, and to the extent applicable, consistent with the Third Amended and Restated Credit Agreement dated February 17, 2017 among, inter alios, the Borrower and BMO (as the same may be amended, restated, modified or otherwise supplemented from time to time, the “Existing Credit Agreement”)

Covenants:

The Credit Documentation will contain such affirmative and negative covenants as are usual and customary for bridge loan financings of this type, and to the extent applicable, consistent with the Existing Credit Agreement; prior to the Initial Bridge Loan Maturity Date, certain covenants of the Initial Bridge Loans will be more restrictive than those of the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Lead Arranger and the Borrower.

Events of Default:

Usual for facilities and transactions of this type, and others as reasonably agreed by the Lead Arranger and the Borrower.  Following the Initial Bridge Loan Maturity Date, the events of default relevant to the Initial Bridge Loans will automatically be modified so as to be consistent with the Exchange Notes.

Voting:

Amendments and waivers of the Credit Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rate or spreads, (ii) except as provided under “Maturity/Exchange” above, extensions of the Initial Bridge Loan Maturity Date and (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “required lenders” or any similar defined term, (ii) modifications to the mandatory prepayment provisions and (iii) releases of any subsidiary Guarantor.

Assignment and Participation:

Subject to the prior approval of the Administrative Agent, the Lenders will have the right to assign Initial Bridge Loans and commitments in consultation with, but without the consent of, the Borrower; provided, however, that prior to the Initial Bridge Loan Maturity Date, unless a payment or bankruptcy event of default has occurred and is at such time continuing or a Demand Failure Event (as defined in the Fee Letter) has occurred, the consent of the Borrower shall be required with respect to any assignment if, subsequent thereto, the Commitment Parties would hold, in the aggregate, less than 50.1% of the outstanding

Initial Bridge Loans. Assignments will be by novation that will release the obligation of the assigning Lender.

The Lenders will have the right to participate their Initial Bridge Loans to other financial institutions; without restriction, other than customary voting limitations.  Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Yield Protection:

The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Bail-in Provisions:	The Credit Documentation shall contain customary EU bail-in provisions.
Post-Closing Ratings Covenant:

The Borrower shall use commercially reasonable efforts to obtain a rating from Moody’s Investor Services, Inc. and Standard & Poor’s Financial Services LLC not later than the date that is 30 days after the Closing Date.

Expenses and Indemnification:

Regardless of whether the Closing Date occurs, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of counsel) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except any losses, claims, damages, liabilities or related expenses to the extent (i) they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from (x) the willful misconduct or gross negligence of such indemnified person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”) or (y) the material breach of the obligations of such indemnified person or any of  its Related Parties under the Credit Documentation or (ii) arising out of, or in connection with, any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person other than any proceeding against any indemnified person in its capacity or in fulfilling its role as the Administrative Agent or Lead Arranger or similar role under the Bridge Facility or (B) any settlement entered into by such indemnified person without your written consent (such consent not to be unreasonably withheld).

Governing Law and Forum:	New York.

Counsel to the Administrative

Agent and the Commitment Party:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B

Summary of Terms and Conditions
of Exchange Notes and Extended Term Loans

Capitalized terms used but not defined herein have the meanings set forth or referred to in the Exhibit B to which this Annex I is attached.

Issuer:	The Borrower (in its capacity as issuer, the “Issuer”) will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”).
Guarantors:	Same as the Initial Bridge Loans.
The guarantees of the Exchange Notes shall rank pari passu with all senior indebtedness and shall rank senior to all future subordinated indebtedness of such Guarantors.
Principal Amount:

The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial Bridge Loan Maturity Date.  The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged, and any accrued interest then not due will be carried over.   In the case of the initial exchange by Lenders, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes shall not be less than $25.0 million.

Maturity:	The Exchange Notes and the Extended Term Loans will mature on the eighth anniversary of the Closing Date.
Interest Rate:	The Exchange Notes and the Extended Term Loans will bear interest at a fixed rate no greater than the Weighted Average Bridge Cap (as defined in the Fee Letter).

At any time when the Borrower is in default in the payment of any amount under the Exchange Notes or Extended Term Loans, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Interest will be payable in arrears semi-annually commencing on the date that is six months following the Initial Bridge Loan Maturity Date and on the final maturity date.
Optional Redemption:	The Extended Term Loans may be prepaid, in whole or in part, at the option of the Issuer, at any time at par plus accrued and unpaid interest to the prepayment date.
The Exchange Notes will be (a) non-callable for the first three years from the Closing Date (subject to a 35% equity clawback within the first three years after the Initial Bridge Loan Maturity

Date and make-whole provisions); and (b) thereafter, callable or prepayable at par plus accrued interest plus a premium equal to 75% of the coupon in effect on the Exchange Notes, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Exchange Notes.

Mandatory Offer to Purchase:

The Issuer will be required to offer to repurchase the Exchange Notes and repay the Extended Term Loans upon the occurrence of a change of control (which offer shall be at 101% of the principal amount of such Exchange Notes or the Extended Term Loans, as applicable, in each case plus accrued and unpaid interest).

Registration Rights:

The Issuer will use commercially reasonable efforts to file within 30 days after the date of the first issuance of the Exchange Notes (the “Issue Date”), and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as described below).  If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than one year from the issuance of any Exchange Note.

If within 180 days from the Issue Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 0.25% per annum on the principal amount of Exchange Notes and Extended Term Loans outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 181st day after the Issue Date (the “Default Registration Date”) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of

C-I-2

consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Borrower, in the form of additional Exchange Notes).  Such liquidated damages shall increase by 0.25% per annum on the date that is three months after the Default Registration Date to a maximum of 1.00% per annum. The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.  In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Extended Term Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer

Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.
Covenants:	Customary for high yield senior unsecured debt offerings, subject to modifications to reflect current market conditions and other changes to be mutually agreed.
Events of Default:	Customary for high yield senior unsecured debt offerings, subject to modifications to reflect current market conditions and other changes to be mutually agreed.
Governing Law and Forum:	New York.

C-I-3

EXHIBIT C

Resolute Energy Corporation

$100.0 Million Bridge Facility
Conditions

The availability of the Bridge Facility shall be subject to the satisfaction of the following conditions (subject to the Limited Conditionality Provision).  Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.

1.Each party thereto shall have executed and delivered the Credit Documentation on terms consistent with the Commitment Letter and otherwise reasonably satisfactory to both the Loan Parties and the Commitment Parties, and the Administrative Agent shall have received:

a.	customary closing certificates and legal opinions in form and substance reasonably acceptable to the Administrative Agent; and
b.

a certificate from the chief financial officer of the Borrower, in form and substance reasonably acceptable to the Administrative Agent, certifying that Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2.The terms of the Purchase Agreement (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto) and all related documents shall be reasonably satisfactory to the Lead Arranger, it being agreed that the draft Purchase Agreement dated March 3, 2017 provided to the Lead Arrangers is reasonably satisfactory to the Lead Arrangers.  The Acquisition shall be consummated pursuant to the Purchase Agreement in such reasonably satisfactory form, substantially concurrently with the initial funding of the Bridge Facility, and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Commitment Parties or the other Lenders without the prior written consent of the Commitment Parties.

3.The closing of the Bridge Facility shall have occurred on or before the Expiration Date.

4.The Lead Arranger shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows related to the Acquired Business, for the two most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows related to the Acquired Business, for each subsequent fiscal quarter ended at least 45 days before the Closing Date, in each case, only to the extent required by Section 3-05 of Regulation S-X.

5.The Lead Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the 12 month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

6.The Administrative Agent shall have received, at least three days prior to the Closing Date, to the extent requested by the Administrative Agent in writing at least six days prior to the Closing

Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

7.All fees and expenses due to the Commitment Parties and the Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Bridge Facility, to the extent invoiced at least three (3) business days prior to the Closing Date.

D-2